Exhibit 99.1

The Travelers Companies, Inc. 385 Washington Street St. Paul, MN 55102-1396 www.travelers.com

NEWS RELEASE

Travelers Reports First Quarter 2008 Net Income of $967 million, or $1.54 per Diluted Share

Operating Income of $1.61 per Diluted Share, an Increase of 4 Percent from the Prior Year Quarter

Repurchased 20.8 Million Common Shares in the Quarter for $1.0 Billion

SAINT PAUL, Minn. (April 24, 2008) – The Travelers Companies, Inc. (“Travelers,” NYSE: TRV) today reported net income of $967 million, or $1.57 per basic share and $1.54 per diluted share, for the quarter ended March 31, 2008, compared to $1.086 billion, or $1.62 per basic share and $1.56 per diluted share, for the quarter ended March 31, 2007.  Operating income in the current quarter was $1.008 billion, or $1.63 per basic share and $1.61 per diluted share, compared to $1.078 billion, or $1.61 per basic share and $1.55 per diluted share, in the prior year quarter.

Jay Fishman, Chairman and Chief Executive Officer, remarked, “We are pleased to be starting the year with strong financial results, particularly in light of the more challenging investment environment and the continuation of competitive insurance dynamics.  We generated an operating return on equity in excess of 15% and a combined ratio under 88%.  We had solid top-line performance in all our business segments, with continued strong retentions and renewal price changes consistent with previous quarters.  Our demonstrated ability to grow is a testament to our disciplined approach to selecting risks thoughtfully and adding value to our agents, brokers and customers.

“We remain very pleased with the quality of our investment portfolio. Our fixed income portfolio continued its strong performance, but overall returns were impacted by lower short-term interest rates and much smaller real estate and private equity gains compared to the prior year quarter.

“The strength of our balance sheet and liquidity enables us to continue to focus our attention on executing our business strategy, and it positions us to consider investment portfolio opportunities that may come along as a result of the current investment environment,” concluded Mr. Fishman.

Current Quarter Highlights

•                  Return on equity and operating return on equity of 14.6 percent and 15.6 percent, respectively.

•                  Net written premiums of $5.188 billion, a 1 percent increase from the prior year quarter, or a 2 percent increase when adjusted for the sales of Afianzadora Insurgentes and Mendota.

•                  Strong underwriting results in all segments with GAAP combined ratios in Business Insurance of 86.6 percent; Financial, Professional & International Insurance of 81.4 percent; and Personal Insurance of 92.2 percent.  Consolidated GAAP combined ratio of 87.6 percent.

•                  Net favorable prior year reserve development of $261 million after-tax ($400 million pre-tax) in the current quarter, compared to $40 million after-tax ($62 million pre-tax) in the prior year quarter.

•                  Catastrophe losses of $62 million after-tax ($95 million pre-tax) in the current quarter, compared to $29 million after-tax ($45 million pre-tax) in the prior year quarter.

•                  Net investment income of $650 million after-tax ($815 million pre-tax), compared to $737 million after-tax ($960 million pre-tax) in the prior year quarter.  Net investment income from the non-fixed income portfolio declined primarily due to much smaller real estate and private equity gains compared to the prior year quarter.

•                  Book value per share (excluding FAS 115) of $42.36, a 3 percent increase from December 31, 2007 and a 14 percent increase from March 31, 2007, after repurchasing 20.8 million common shares for a total cost of $1.0 billion in the quarter and 62.9 million common shares for a total cost of $3.2 billion during the preceding twelve months under the company’s share repurchase authorization.

Consolidated Highlights

($ in millions, except for per share amounts,	Three Months Ended March 31,
and after-tax except for premiums)	2008	2007	Change
Gross written premiums	$5,933	$6,071	(2)%
Net written premiums	5,188	5,144	1
Net earned premiums	5,340	5,295	1
Underwriting gain	401	341	18
Net investment income	650	737	(12)
Operating income	1,008	1,078	(6)
per diluted share	$1.61	$1.55	4
Net income	967	1,086	(11)
per diluted share	$1.54	$1.56	(1)
Book value per share	$43.31	$37.93	14
Adjusted book value per share	$42.36	$37.26	14
GAAP combined ratio	87.6%	89.2%	(1.6	) pts
Operating return on equity	15.6%	17.5%	(1.9	) pts
Return on equity	14.6%	17.3%	(2.7	) pts

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data

First Quarter 2008 Consolidated Results

Net and operating income in the current quarter of $967 million and $1.008 billion, respectively, benefited from significant net favorable prior year reserve development as well as solid current accident year underwriting results. In addition, net investment income was solid in light of the current environment. The current and prior year quarters included the following:

	Three Months Ended March 31,
	2008	2007	2008	2007
($ in millions)	Pre-tax		After-tax

Net favorable prior year reserve development	$400	$62	$261	$40

Catastrophes, net of reinsurance	(95)	(45)	(62)	(29)

Timing impact for the transition to fixed, value-based agent compensation program	—	72	—	47

Resolution of prior year tax matters	—	28	—	28

Net favorable prior year reserve development in the current quarter was driven by better than expected loss experience in each segment, particularly in Business Insurance. Catastrophe losses in the current quarter were primarily due to tornadoes and hail storms in the Midwest and Southeast United States.  The prior year quarter included a benefit from the timing impact for the transition to the fixed, value-based agent compensation program adopted in first quarter 2007, which lowered reported expenses from what otherwise would have been reported, and a benefit for the favorable resolution of various federal tax matters.

Net written premiums in the current quarter increased by 1 percent from the prior year quarter or 2 percent when adjusted for the March 2007 sale of Afianzadora Insurgentes, the company’s Mexican surety operation, and the April 2007 sale of Mendota, the company’s non-standard personal auto operation.  Overall, retention rates continued to be strong, and renewal price changes were consistent with recent quarters. In addition, new business volumes declined due in part to the company’s continued disciplined underwriting in an increasingly competitive market for new business compared to the prior year quarter.

Net investment income in the current quarter was $650 million after-tax ($815 million pre-tax), compared to $737 million after-tax ($960 million pre-tax) in the prior year quarter.  Net investment income from the non-fixed income portfolio declined primarily due to much smaller real estate and private equity gains compared to the prior year quarter.  This result was partially offset by a slight increase in net investment income from the fixed income portfolio as compared to the prior year quarter due to higher invested assets.  Average invested assets in the current quarter of $74.7 billion increased 3 percent from the prior year quarter even after $4.0 billion of share repurchases and dividends during the preceding twelve months, due to continued strong operating cash flows.

The GAAP combined ratio in the current quarter was 87.6 percent, a 1.6 point decrease from the 89.2 percent reported in the prior year quarter.  The GAAP combined ratios included the following:

	Three Months Ended March 31,
Impact on GAAP combined ratios	2008		2007

Net favorable prior year reserve development	(7.5	) pts	(1.2	) pts

Catastrophes, net of reinsurance	1.8		0.9

Timing impact for the transition to fixed, value-based agent compensation program	—		(1.4)

Excluding net favorable prior year reserve development, catastrophe losses and the timing impact for the transition to the fixed, value-based agent compensation program, the GAAP combined ratio would have increased 2.4 points from the prior year quarter, due to market trends which the company previously anticipated, as well as higher than anticipated large property losses and non-catastrophe related weather losses.  The company believes this increase will moderate into a full year increase of 1.5 points, which is 0.5 points more than the 1.0 point increase originally anticipated for 2008.

Capital Management

During the first quarter 2008, the company repurchased 20.8 million of its common shares under its share repurchase authorization for a total cost of $1.0 billion.  Since the initial share repurchase authorization granted by the Board in the second quarter of 2006, the company has repurchased 99.7 million shares for a total cost of $5.1 billion.

The company remains very well capitalized, with all of its financial strength indicators at or better than the company’s target levels.  At the end of the first quarter 2008, shareholders’ equity was $26.4 billion, an increase of 4 percent from the prior year quarter, and statutory surplus was $22.4 billion, an increase of 5 percent from the prior year quarter.  At the end of the first quarter 2008, the company’s debt-to-capital ratio (excluding FAS 115) was 18.5 percent as compared to its 20.0 percent target level, and holding company liquidity was $1.5 billion, or $0.4 billion above the target level.  The debt-to-capital ratio at the end of the quarter was below the target level in large part due to the repayment of $400 million of outstanding debt in the quarter from the company’s operating cash flows.

Business Insurance Segment Financial Results

For the first quarter 2008, the Business Insurance segment reported operating income of $683 million, compared to $678 million in the prior year quarter.  The increase in operating income resulted from significant net favorable prior year reserve development, partially offset by lower current accident year underwriting results and lower net investment income.  The current and prior year quarters included the following:

	Three Months Ended March 31,
	2008	2007	2008	2007
($ in millions)	Pre-tax		After-tax

Net favorable prior year reserve development	$312	$27	$204	$17

Catastrophes, net of reinsurance	(57)	—	(37)	—

Timing impact for the transition to fixed, value-based agent compensation program	—	37	—	24

Net favorable prior year reserve development in the quarter was driven by better than expected loss experience for recent accident years primarily in the commercial multi-peril, general liability and property product lines.  Catastrophe losses in the current quarter were primarily due to tornadoes in the Midwest United States.

The GAAP combined ratio was 86.6 percent in the current quarter, a 4.9 point improvement from the 91.5 percent reported in the prior year quarter.  The GAAP combined ratios included the following:

	Three Months Ended March 31,
Impact on GAAP combined ratios	2008		2007

Net favorable prior year reserve development	(11.2	) pts	(0.9	) pts

Catastrophes, net of reinsurance	2.1		—

Timing impact for the transition to fixed, value-based agent compensation program	—		(1.3)

The GAAP combined ratio in the current quarter was also impacted by market trends, including rate decreases in recent quarters, as well as large property losses.

Net written premiums increased 1 percent from the prior year quarter.  Retention rates continued to be strong, renewal price changes were negative but slightly improved from the prior quarter and new business volumes declined from the prior year quarter.

Select Accounts net written premiums increased 1 percent from the prior year quarter.  Retention rates remained strong, and renewal price changes were positive, consistent with recent quarters.  The company continued to rollout TravelersExpressSM, the enhanced quote-to-issue agency platform and multivariate pricing program for smaller businesses served by Select Accounts, which is currently in 37 states for commercial multi-peril and 6 states for workers compensation.  TravelersExpressSM has been very successful in the marketplace, with an increase in submissions of over 50 percent compared to the prior year quarter in the states where it was operational.  TravelersExpressSM represented more than 40 percent of all smaller account new business within Select Accounts in the current quarter.   In the aggregate, new business volume declined from the prior year quarter primarily due to the competitive environment for larger businesses served by Select Accounts, which more than offset the growth of TravelersExpressSM.

Commercial Accounts net written premiums increased 5 percent from the prior year quarter driven by continued strong submission volume and increased sales of additional products to existing customers.  Retention rates continued to be strong, renewal price changes were negative but improved from the prior quarter and new business volume declined from the prior year quarter.

National Accounts net written premiums declined 4 percent from the prior year quarter primarily due to a continued competitive market for large account new business.  Industry-Focused Underwriting net written premiums increased 5 percent from the prior year quarter due primarily to increased business volumes within Construction.  Target Risk Underwriting net written premiums increased 1 percent from the prior year quarter largely due to higher business volumes in Inland Marine.  Specialized Distribution net written premiums declined 3 percent from the prior year quarter primarily due to lower retention rates as well as lower new business volumes in Northland.

Financial, Professional & International Insurance Segment Financial Results

For the first quarter 2008, the Financial, Professional & International Insurance segment reported operating income of $208 million, compared to $156 million in the prior year quarter.  The increase in operating income resulted primarily from net favorable prior year reserve development and better current accident year underwriting results.  The current and prior year quarters included the following:

	Three Months Ended March 31,
	2008	2007	2008	2007
($ in millions)	Pre-tax		After-tax

Net favorable prior year reserve development	$63	$—	$41	$—

Catastrophes, net of reinsurance	—	—	—	—

The net favorable prior year reserve development in the quarter was primarily driven by better than expected loss experience from recent accident years for employers’ liability (workers’ compensation) as well as public and products liability (general liability) lines of business within International.

The GAAP combined ratio was 81.4 percent in the current quarter, an 8.0 point improvement from the 89.4 percent reported in the prior year quarter.  The GAAP combined ratios included the following:

	Three Months Ended March 31,
Impact on GAAP combined ratios	2008		2007

Net favorable prior year reserve development	(7.4	) pts	—	pts

Catastrophes, net of reinsurance	—		—

Net written premiums increased 7 percent from the prior year quarter, or 11 percent when adjusted for the sale of Afianzadora Insurgentes.  This result was primarily driven by higher retained premiums due to a change in certain reinsurance programs and the favorable impact of foreign currency exchange rates.

Bond & Financial Products net written premiums increased 22 percent from the prior year quarter, or 29 percent when adjusted for the sale of Afianzadora Insurgentes, driven primarily by higher retained premiums due to the reinsurance change.   For Bond & Financial Products, retention rates were strong and slightly higher than recent quarters, renewal price changes were zero and new business volumes decreased from the prior year quarter. These metrics exclude the surety line of business because these products are sold on a non-recurring, project-specific basis.

International net written premiums declined 8 percent from the prior year quarter primarily driven by the company’s operation at Lloyd’s.  Retention rates were lower than recent quarters due to the non-renewal of certain property business in Canada as well as more competitive aviation and property markets in Lloyd’s.  Renewal price changes were negative and down from recent quarters due in large part to competition for the company’s Accident & Special Risks business at Lloyd’s.  New business volumes increased from the prior year quarter.

Personal Insurance Segment Financial Results

For the first quarter 2008, the Personal Insurance segment reported operating income of $181 million, compared to $266 million in the prior year quarter. The decline in operating income primarily resulted from lower current accident year underwriting results driven in part by increased non-catastrophe related weather losses. The current and prior year quarters also included the following:

	Three Months Ended March 31,
	2008	2007	2008	2007
($ in millions)	Pre-tax		After-tax

Net favorable prior year reserve development	$25	$35	$16	$23

Catastrophes, net of reinsurance	(38)	(45)	(25)	(29)

Timing impact for the transition to fixed, value-based agent compensation program	—	32	—	21

Net favorable prior year reserve development in the quarter was primarily driven by better than expected loss experience within Homeowners and Other.  Catastrophe losses in the current quarter were due to tornadoes and hail storms in the Southeast United States.

The GAAP combined ratio was 92.2 percent in the current quarter, a 6.7 point increase from the 85.5 percent reported in the prior year quarter.  The GAAP combined ratios included the following:

	Three Months Ended March 31,
Impact on GAAP combined ratios	2008		2007

Net favorable prior year reserve development	(1.5	) pts	(2.1	) pts

Catastrophes, net of reinsurance	2.2		2.7

Timing impact for the transition to fixed, value-based agent compensation program	—		(1.9)

The GAAP combined ratio in the current quarter also increased by 3.2 points due to non-catastrophe related weather resulting in higher frequency of property and auto losses as compared to the prior year quarter.  Non-catastrophe related weather losses increased the Homeowners and Other and the Automobile GAAP combined ratios by 4.8 points and 1.9 points, respectively, compared to the prior year quarter.

Personal Insurance net written premiums declined 2 percent from the prior year quarter, but increased by 1 percent when adjusted for the sale of Mendota. This result was primarily attributable to continued strong retention rates, positive renewal price changes and higher new business volume.

Automobile net written premiums declined 4 percent from the prior year quarter, but increased 1 percent when adjusted for Mendota. Policies in force increased 2 percent from the prior year quarter adjusted for Mendota. Retention rates were strong and renewal price changes were positive, both consistent with recent quarters. New business volume increased from the prior year quarter, adjusted for Mendota, due to the continued success of QuantumAutoSM, the company’s multivariate pricing product, which is now offered in 39 states and the District of Columbia.

Homeowners and Other net written premiums increased 2 percent and policies in force increased 3 percent from the prior year quarter. Retention rates were strong and renewal price changes were positive, both consistent with recent quarters. New business volume was consistent with the prior year quarter as new business growth in non-coastal areas was offset by ongoing coastal risk management initiatives.

2008 Annual Guidance

Travelers is revising its full year 2008 operating income per diluted share to a range of $5.55 to $5.85, compared with the previously announced guidance range of $5.40 to $5.75. The revised range incorporates the net favorable prior year reserve development in the first quarter 2008 and a reduced full year outlook for net investment income. This range equates approximately to an operating return on equity of 13 percent to 14 percent. This guidance is based on a number of assumptions, including:

•                  Catastrophe losses of $525 million pre-tax and $340 million after-tax, or $0.56 per diluted share, for the full year;

•                  No additional prior year reserve development, favorable or unfavorable;

•                  GAAP combined ratio increase of 1.5 points compared to 2007 excluding prior year reserve development, catastrophe losses and the timing impact for the transition to the fixed, value-based agent compensation program;

•                  Average invested assets are expected to grow slightly, after taking into account dividends and approximately $2.7 billion of share repurchases for the full year; and

•                  Weighted average diluted shares of approximately 612 million, including the impact of assumed share repurchases and normal growth in shares outstanding from employee equity awards.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.travelers.com. The management of Travelers will discuss the contents of this release and other relevant topics via Web cast at

10 a.m. Eastern (9 a.m. Central) on Thursday, April 24, 2008. Prior to the Web cast, a slide presentation pertaining to the quarterly earnings will be available on the company’s Web site. Following the live event, an audio playback of the Web cast and the slide presentation will be available on the company’s Web site.

To view the slides or to listen to the Web cast or the playback, visit the “Web casts & Presentations” section of the Travelers investor relations Web site at http://investor.travelers.com/.

About Travelers

Travelers is a leading provider of property casualty insurance. For more information, visit www.travelers.com.

Glossary of Financial Measures

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses). Operating income (loss) per share is operating income (loss) on a per share basis.

Return on equity is the ratio of net income to average equity. Operating return on equity is the ratio of operating income to average equity excluding net unrealized investment gains and losses, net of tax.

In the opinion of the company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of underwriting and operating results. These measures exclude net realized investment gains or losses, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends. Internally, the company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims. Loss reserve development may be related to one or more prior years or the current year. In the opinion of the company’s management, discussion of loss reserve development is useful to investors as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income, and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net premiums earned. For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums. The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, billing and policy fees to net earned premiums. A GAAP combined ratio under 100 percent generally indicates an underwriting profit. A GAAP combined ratio over 100 percent generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Gross written premiums are a measure of overall business volume. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses (i.e., excluding FAS 115), divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e. net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States. Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Accounts; and Specialized Distribution including Northland and National Programs. Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability businesses, which primarily use credit-based underwriting processes, as well as property and casualty products that are predominantly marketed on an international basis. The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks. The primary coverages in this segment are personal automobile and homeowners insurance sold to individuals.

* * * * *

Forward Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Specifically, earnings guidance, statements about our share repurchase plans and statements about the potential impact of the recent disruption in the investment markets on our investment portfolio and underwriting results are forward looking, and we may make forward-looking statements about our results of operations (including, among others, premium volume, net and operating income, investment income, return on equity and combined ratio), and financial condition (including, among others, invested assets and liquidity); the sufficiency of our asbestos and other reserves (including, among others, asbestos claim payment patterns); the cost and availability of reinsurance coverage; catastrophe losses; investment performance; market conditions; and strategic initiatives. Such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: catastrophe losses could materially and adversely affect our results of operations, our financial position and/or liquidity and could adversely impact our ratings, our ability to raise capital and the availability and cost of reinsurance; if actual claims exceed our loss reserves, or if changes in the estimated level of loss reserves are necessary, our financial results could be materially and adversely affected; our business could be harmed because of our potential exposure to asbestos and environmental claims and related litigation; we are exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances; the effects of emerging claim and coverage issues on our business are uncertain; we may not be able to collect all amounts due to us from reinsurers, and reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all; the intense competition that we face could harm our ability to maintain or increase our profitability and premium volume; we are exposed to credit risk in certain of our business operations and in our investment portfolio; the insurance industry and we are the subject of a number of investigations by state and federal authorities in the United States, and we cannot predict the outcome of these investigations or their impact on our business or financial results; our businesses are heavily regulated, and changes in regulation may reduce our profitability and limit our growth; a downgrade in our claims-paying and financial strength ratings could adversely impact our business volumes, adversely impact our ability to access the capital markets and increase our borrowing costs; our investment portfolio may suffer reduced returns or losses; the inability of our insurance subsidiaries to pay dividends to our holding company in sufficient amounts would harm our ability to meet our obligations and to pay future shareholder dividends; disruptions to our relationships with our independent agents and brokers could adversely affect us; we are subject to a number of risks associated with our business outside the United States; we could be adversely affected if our controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective; our business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology; certain significant multiyear projects are currently in process but may not be successful; and if we experience difficulties with technology, data security and/or outsourcing relationships our ability to conduct our business could be negatively impacted.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

###

	Three Months Ended March 31,
($ in millions, except per share amounts, and after-tax)	2008	2007

Operating income	$1,008	$1,078
Net realized investment gains (losses)	(41)	8
Net income	$967	$1,086

Basic earnings per share
Operating income	$1.63	$1.61
Net realized investment gains (losses)	(0.06)	0.01
Net income	$1.57	$1.62

Diluted earnings per share
Operating income	$1.61	$1.55
Net realized investment gains (losses)	(0.07)	0.01
Net income	$1.54	$1.56

Weighted average number of common shares outstanding (basic)	616.2	669.9
Weighted average number of common shares outstanding and common stock equivalents (diluted)	628.1	701.2
Common shares outstanding at period end	606.9	665.3

Common stock dividends declared	$178	$174

Operating income by segment
Business Insurance	$683	$678
Financial, Professional & International Insurance	208	156
Personal Insurance	181	266
Total segment operating income	1,072	1,100
Interest Expense and Other	(64)	(22)
	$1,008	$1,078

Operating return on equity	15.6%	17.5%
Return on equity	14.6%	17.3%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three Months Ended March 31,
($ in millions, pre-tax)	2008	2007

Revenues
Premiums	$5,340	$5,295
Net investment income	815	960
Fee income	105	120
Net realized investment gains (losses)	(62)	14
Other revenues	34	38
	$6,232	$6,427
Revenues
Business Insurance	$3,470	$3,581
Financial, Professional & International Insurance	974	970
Personal Insurance	1,848	1,857
Total segment revenues	6,292	6,408
Interest Expense and Other	2	5
	6,294	6,413
Net realized investment gains (losses)	(62)	14
	$6,232	$6,427
Gross written premiums
Business Insurance	$3,308	$3,387
Financial, Professional & International Insurance	946	975
Personal Insurance	1,679	1,709
	$5,933	$6,071
Net written premiums
Business Insurance	$2,911	$2,880
Financial, Professional & International Insurance	644	600
Personal Insurance	1,633	1,664
	$5,188	$5,144
GAAP combined ratios: (1)
Business Insurance (2)
Loss and loss adjustment expense ratio	54.2%	61.2%
Underwriting expense ratio	32.4	30.3
Combined ratio	86.6%	91.5%

Financial, Professional & International Insurance (2)
Loss and loss adjustment expense ratio	45.7%	53.0%
Underwriting expense ratio	35.7	36.4
Combined ratio	81.4%	89.4%

Personal Insurance
Loss and loss adjustment expense ratio	62.9%	59.0%
Underwriting expense ratio	29.3	26.5
Combined ratio	92.2%	85.5%

Total Company (2)
Loss and loss adjustment expense ratio	55.7%	59.2%
Underwriting expense ratio	31.9	30.0
Combined ratio	87.6%	89.2%

(1)     For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses. In addition, fee income is allocated as a reduction of losses and loss adjustment expense and other underwriting expenses.

(2)  Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three Months Ended
	March 31,
($ in millions; after-tax except as noted)	2008	2007
Reconciliation of underwriting gain to net income

Pre-tax underwriting gain	$630	$534
Tax expense on underwriting results	(229)	(193)
Underwriting gain	401	341
Net investment income	650	737
Other, including interest expense	(43)	—
Consolidated operating income	1,008	1,078
Net realized investment gains (losses)	(41)	8
Net income	$967	$1,086

	As of
	March 31,	December 31,	March 31,
($ in millions; except per share data)	2008	2007	2007
Reconciliation of tangible and adjusted common shareholders’ equity to common shareholders’ equity

Tangible common shareholders’ equity	$21,659	$21,811	$20,567
Goodwill and other intangibles, net of tax	4,045	4,073	4,227
Adjusted common shareholders’ equity	25,704	25,884	24,794
Net unrealized investment gains, net of tax	576	620	439
Common shareholders’ equity	$26,280	$26,504	$25,233

Common shares outstanding	606.9	627.8	665.3

Tangible book value per share	$35.69	$34.74	$30.91
Adjusted book value per share	42.36	41.23	37.26
Book value per share	$43.31	$42.22	$37.93

See Glossary of Financial Measures and the statistical supplement for additional financial data.

###

Contacts
Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Michael Connelly	Marc Parr
651.310.3846, or	860.277.1507, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902